Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Toro CombineCo, Inc. of our report dated June 27, 2024, except for the effects of the restatement discussed in Note 1 to the combined financial statements and the critical audit matter related to the accounting for the carve-out of the Business from Informa PLC (the “Parent”) and classification of related party payable balances, as to which the date is September 4, 2024, relating to the financial statements of Informa Tech Digital Businesses of Informa PLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

London, United Kingdom

October 10, 2024